Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FOURTH QUARTER
NET INCOME OF $350 MILLION OR $0.64 PER DILUTED SHARE

Riverwoods, IL, Dec. 16, 2010 – Discover Financial Services (NYSE: DFS) today reported net income for the fourth quarter of 2010 of $350 million, as compared to net income of $353 million for the fourth quarter of 2009.  The results for the prior year included approximately $285 million (after tax) related to the Visa/MasterCard antitrust litigation settlement.

Full year 2010 net income was $765 million, as compared to $1.3 billion for the full year 2009 which included $1.2 billion (after-tax) related to the Visa/MasterCard antitrust litigation settlement.

Fourth Quarter Highlights

●	Discover card sales volume was $23 billion in the quarter, an increase of 6% from the prior year.

●	Net interest margin of 9.28% improved 12 basis points as compared to the prior quarter, reflecting the sale of lower yielding federal student loans.

●
Credit performance continued to improve, with net charge-offs down $103 million from the prior quarter and a net charge-off rate for the fourth quarter of 6.58%.  The delinquency rate for loans over 30 days past due was 3.89%, with delinquent balances declining $181 million in the quarter.

●	The outlook for continuing improvement in credit performance led to a $414 million release of loan loss reserves.

●	Payment Services processed record transaction volume in the quarter of $40.4 billion with profit before tax up 32% from the prior year.

●	Deposit balances originated through direct-to-consumer and affinity relationships grew $1.5 billion in the quarter to $20.6 billion.

"The sustained and significant improvement in the credit performance of the Discover card portfolio led to another very strong earnings performance this quarter," said David Nelms, chairman and chief executive officer of Discover.  "We continue to invest in marketing and business development in all of our businesses, which contributed to another quarter of growth in Discover Card spending, as well as record transaction volumes in our third-party credit and debit network businesses.  We look forward to capitalizing on the opportunities ahead of us in 2011, including our acquisition of The Student Loan Corporation as we strengthen our competitive position in private student loans."

Segment Results:

Direct Banking

The discussion that follows compares amounts reported for the fourth quarter of 2010 to 2009 on an “as-adjusted” basis1.

1 The company adopted Statement of Financial Accounting Standards No. 166 and 167, on Dec. 1, 2009, which amended ASC Section 860 and 810, resulting in the inclusion of its credit card securitization trusts in its consolidated financial results beginning with the first quarter of 2010.  In order to provide more meaningful historical comparisons for analyzing data, schedules have been prepared to reflect the results for 2009 on an “as-adjusted” basis.  The as-adjusted basis assumes that the trusts used in the company’s securitization activities were consolidated into the financial results for 2009.  The as-adjusted basis also excludes from results income received in connection with the company’s settlement of its antitrust litigation with Visa and MasterCard in 2009.  All references to financial information on an “as-adjusted” basis reflect these adjustments.  For more information, and a detailed reconciliation, see the schedule titled “Reconciliation of GAAP to As Adjusted Data” attached to this press release.

The table below reconciles the 2009 as-adjusted amounts with the relevant measure on an as reported basis where appropriate, and shows the comparable 2010 U.S. GAAP results.

	Quarter Ended		Quarter Ended	Quarter Ended
	November 30, 2009		November 30, 2009	November 30, 2010
	Managed - As Reported	Adjustments	As Adjusted	GAAP

Credit Card Interest Yield	12.75%	0.01%	12.76%	12.68%
Net Interest Margin	9.37%	0.01%	9.38%	9.28%
Other Income	$924	($434)	$490	$404
Provision for Loan Losses	$989	$269	$1,258	$383
Direct Banking Income Before Taxes	$546	($673)	($127)	$554

Allowance for Loan Losses	$1,758	$2,144	$3,902	$3,304
Reserve Rate	7.44%	0.43%	7.87%	6.87%

Direct Banking pretax income of $554 million in the fourth quarter of 2010 was a $681 million improvement from the fourth quarter of 2009, as adjusted.

Discover card sales volume grew 6% from the prior year, the fourth consecutive quarter of year-over-year growth.  Credit card loans were $45.2 billion, essentially unchanged from the prior quarter and down $2.3 billion from the prior year, driven by a reduction in promotional rate balances and an increase in the payment rate.

Total loans ended the quarter at $48.8 billion, down 4% compared to the prior year reflecting a decline in credit card loans as well as the previously disclosed $1.5 billion sale of federal student loans.  The company classified the remaining $800 million in federal student loan balances as held for sale in the fourth quarter of 2010 in anticipation of selling them in 2011.

Net interest margin was 9.28%, a decrease of 10 basis points from the prior year as adjusted and up 12 basis points from the prior quarter.  The decrease from the prior year primarily reflects the impact of legislative changes on credit card yield partially offset by lower interest charge-offs.  Net interest margin was up from the prior quarter reflecting the impact of the sale of lower rate federal student loans partially offset by the impact of legislative changes and a higher level of promotional rate balances.

The delinquency rate for loans over 30 days past due declined to 3.89%, an improvement of 142 basis points from the prior year, and 27 basis points from the prior quarter.  The net charge-off rate decreased to 6.58% for the fourth quarter of 2010, down 185 basis points from the prior year and 60 basis points from the prior quarter.

Provision for loan losses of $383 million decreased $876 million from the prior year, as adjusted, driven by lower charge-offs and a reduction in the allowance for loan losses.  Improvement in the outlook for credit performance over the next twelve months led to a reduction in the loan loss reserve rate, which resulted in a reserve release of $414 million in the fourth quarter of 2010 versus a reserve build of $195 million in the fourth quarter of 2009.

Other income decreased $87 million, or 18% from the prior year as adjusted. The decline was primarily due to lower late fees, the discontinuance of overlimit fees beginning in February 2010 and a $28 million charge related to federal student loans classified as held for sale.

Expenses were up $49 million, or 9%, from the prior year, reflecting increased marketing and advertising spending as well as costs related to The Student Loan Corporation acquisition.

Payment Services

Payment Services pretax income of $31 million in the quarter was up $8 million, or 32%, from the prior year. Revenues were up $9 million, reflecting increased volumes from new and existing clients, as well as higher margins from transactions on the PULSE ATM/Debit network.

Payment Services dollar volume was a record $40.4 billion for the fourth quarter, up 21% from the prior year, driven by higher PULSE and third-party issuer volume.  The number of transactions on the PULSE network increased 33%.

Dividends

The company’s board declared a cash dividend of $0.02 per share of common stock, payable on Jan. 20, 2011, to stockholders of record at the close of business on Dec. 29, 2010.

Conference Call and Webcast Information

The company will host a conference call to discuss its fourth quarter results on Thursday, Dec. 16, 2010, at 10:00 a.m. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts:

Investors:
Craig Streem, 224-405-3575
craigstreem@discover.com

Media:
Jon Drummond, 224-405-1888
JonDrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.  The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation and regulatory and legal actions, including new laws and rules limiting or modifying certain credit card practices, new laws and rules affecting securitizations, funding and liquidity, new laws and rules related to financial regulatory reform, and bank holding company regulations and supervisory guidance; restrictions on the company’s operations resulting from financing transactions; the actions and initiatives of current and potential competitors; the company’s ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company’s ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company’s investment portfolio; the company’s ability to increase or sustain Discover card usage or attract new customers; the company’s ability to attract new merchants and maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; fraudulent activities or material security breaches of key systems; the company’s ability to introduce new products or services; the company’s ability to sustain its investment in new technology and manage its relationships with third-party vendors; the company’s ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company’s ability to attract and retain employees; the company’s ability to protect its reputation and its intellectual property; difficulty financing, transitioning, integrating or managing the expenses of new businesses, products or technologies; the company’s ability to maintain relationships with schools; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.  The company’s upcoming acquisition of The Student Loan Corporation (“SLC”) is subject to closing conditions including, among others, the approval of the transaction by SLC’s stockholders and the closing of SLC’s asset sale transactions.  For additional information regarding the acquisition, see the company’s Current Report on Form 8-K filed with the SEC on September 17, 2010.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2009 and Quarterly Reports on Form 10-Q for the quarters ended February 28, 2010, May 31, 2010 and August 31, 2010, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

Discover Financial Services
As Adjusted Basis (for 2009 data) 1
(unaudited, dollars in thousands, except per
share statistics)	Quarter Ended
	Nov 30, 2010	Aug 31, 2010	Nov 30, 2009

Earnings Summary
Interest Income	$1,499,347	$1,535,939	$1,576,442
Interest Expense	375,506	389,137	393,160
Net Interest Income	1,123,841	1,146,802	1,183,282
Other Income	472,135	564,144	550,229
Revenue Net of Interest Expense	1,595,976	1,710,946	1,733,511
Provision for Loan Losses	382,670	712,565	1,258,261
Total Other Expense	628,075	566,238	578,507
Income Before Income Taxes	585,231	432,143	(103,257)
Tax Expense	235,589	171,526	(44,037)
Net Income	$349,642	$260,617	$(59,220)

Net Income Allocated to Common Stockholders 2	$346,517	$258,194	$(77,855)

Income Before Income Taxes, Direct Banking	$553,905	$395,299	$(127,028)
Income Before Income Taxes, Payment Services	$31,326	$36,844	$23,771

Basic EPS3	$0.64	$0.47	$(0.14)
Diluted EPS3	$0.64	$0.47	$(0.14)

Balance Sheet Statistics
Total Assets	$60,784,968	$60,057,553	$67,116,359
Total Equity	$6,456,846	$6,111,297	$7,102,991
Total Loans	$48,836,413	$50,130,664	$50,854,146
Average Total Loans	$48,596,601	$49,687,300	$50,585,332

Key Ratios
Net Interest Margin 4	9.28%	9.16%	9.38%
Return on Loan Receivables 5	2.89%	2.08%	(0.47%)
Reserve Rate 6	6.77%	7.47%	7.67%
Reserve Rate (excluding guaranteed student loans) 7	6.87%	7.80%	7.87%
Interest Yield 8	12.24%	12.16%	12.35%
Net Principal Charge-off Rate 9	6.58%	7.18%	8.43%
Delinquency Rate (over 30 days) 10	3.89%	4.16%	5.31%
Delinquency Rate (over 90 days) 11	2.03%	2.19%	2.78%

Total Discover Card Volume	$25,054,455	$25,552,568	$23,335,440
Discover Card Sales Volume	$23,219,361	$23,992,715	$21,903,694

Volume
PULSE Network	$31,333,712	$30,581,850	$24,667,926
Third-Party Issuers	1,768,429	1,793,785	1,522,269
Diners Club International 12	7,327,446	6,542,418	7,172,809
Total Payment Services	40,429,587	38,918,053	33,363,004
Discover Network - Proprietary 13	24,075,419	24,880,163	22,712,600
Total	$64,505,006	$63,798,216	$56,075,604

1 GAAP data is presented in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards ("FAS") No. 140 for the quarter ended November 30, 2009. As adjusted income statement data also excludes the impact of income received in connection with the settlement of the Company's antitrust litigation with Visa and MasterCard in 2009. For reconciliation of comparable GAAP measures see Reconciliation of GAAP to As Adjusted data.

2 Net Income Allocated to Common Stockholders represents net income less (i) dividends and accretion of discount on shares of preferred stock and (ii) income allocated to participating securities.

3Earnings per share represents net income allocated to common stockholders divided by the weighted average common shares outstanding.

4 Net Interest Margin represents net interest income (annualized) divided by average total loans for the period.

5 Return on Loan Receivables represents net income (annualized) divided by average total loans for the period.

6 Reserve Rate represents the allowance for loan losses divided by total loans. The Reserve Rate includes federal student loans held for sale.

7 Reserve Rate (excluding guaranteed student loans), a non-GAAP financial measure, represents the allowance for loan losses as a percentage of total loans excluding guaranteed student loans. The Company believes that a reserve rate excluding the government guaranteed portion of student loans is a more meaningful valuation to investors of the portion of the portfolio that has a risk of loss. For a corresponding reconciliation of loans excluding the guaranteed portion of student loans to a GAAP financial measure, see Reconciliation of GAAP to As Adjusted data schedule.

8 Interest Yield represents interest income on loan receivables (annualized) over average loans for the reporting period.

9 Net Principal Charge-off Rate represents net principal charge-off dollars (annualized) divided by average loans for the reporting period.

10 Delinquency Rate (Over 30 Days) represents loans delinquent over thirty days divided by ending loans (total or credit card loans, as appropriate).

11 Delinquency Rate (Over 90 Days) represents loans delinquent over ninety days divided by ending loans (total or credit card loans, as appropriate).

12 Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

13 Gross proprietary sales volume on the Discover Network.

DISCOVER FINANCIAL SERVICES

RECONCILIATION OF GAAP TO AS ADJUSTED DATA

The following pages present a reconciliation for certain information disclosed in the financial data supplement.

The trusts used in the securitization activities of Discover Financial Services (the "Company") are included in the Company's consolidated financial results  beginning with the fiscal quarter ending February 28, 2010, in accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial  Accounting Standards No. 166,  Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140  ("Statement No. 166")  (codified under the FASB Accounting Standards Codification ("ASC") Section 860,  Transfers and Servicing ) and Statement of Financial Accounting  Standards No. 167,  Amendments to FASB Interpretations No. 46(R)  ("Statement No. 167") (codified under ASC Section 810,  Consolidation), which  were effective for the Company at the beginning of its current fiscal year, December 1, 2009.

The Company did not retrospectively adopt Statements No. 166 and 167 and, therefore, financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for 2010 and beyond will reflect the new accounting requirements, but the historical GAAP financial statements for periods ending on or before November 30, 2009 will continue to reflect the accounting applicable prior to the Company’s adoption of Statements No. 166 and 167.

To allow for a more meaningful historical comparison in analyzing financial data presented in 2010 and beyond, the Company has prepared financial  statements showing how the Company's financial data would have been presented if the trusts used in the Company's securitization activities were  consolidated into the Company's financial statements in 2009. In preparing the financial statements, the Company made securitization and as adjusted adjustments for each period.  Securitization adjustments reverse the effect of loan securitization by recharacterizing securitization income to report interest income, interest expense, provision for loan losses, discount and interchange revenue and loan fee revenues in the same lines as non-securitized loans. As adjusted adjustments include additional amounts necessary to reflect results as if the trusts used in our securitization activities had been fully consolidated in our historical results and adjustments to exclude the impact of income received in connection with the settlement of the Company's antitrust litigation with Visa and MasterCard in 2009.

Reserve rate (excluding guaranteed student loans), a non-GAAP financial measure, represents the allowance for loan losses as a percentage of total loans excluding guaranteed student loans. A reconciliation of total loans, a GAAP financial measure, to loans excluding the guaranteed portion of student loans is shown on the pages that follow. A portion of the Company's student loans are 97% guaranteed by the federal government under the Federal Family Education Loan Program. These guaranteed student loans carry little default risk and therefore, are reserved at a significantly lower rate than the remaining portfolio. Management believes that a reserve rate excluding the government guaranteed portion of student loans is a more meaningful valuation to investors of the portion of the portfolio that has a risk of loss.

Discover Financial Services
Reconciliation of GAAP to As Adjusted Data
(unaudited, dollars in thousands, except per share statistics)
	Quarter Ended
	Nov 30, 2010	Aug 31, 2010	Nov 30, 2009

GAAP Total Loans	$48,836,413	$50,130,664	$23,625,084
Securitization Adjustments	NA	NA	27,235,288
Managed Basis	48,836,413	50,130,664	50,860,372
As Adjusted Adjustments	-	-	(6,226)
As Adjusted Total Loans	48,836,413	50,130,664	50,854,146
Less: Guaranteed portion of student loans	(764,458)	(2,128,446)	(1,274,453)
As Adjusted Total Loans Less: Guaranteed portion of student loans	$48,071,955	$48,002,218	$49,579,693

Reserve Rate
GAAP Basis	6.77%	7.47%	7.44%
Adjustments	-	-	0.23%
As Adjusted	6.77%	7.47%	7.67%
Adjustments (to exclude guaranteed student loans)	0.10%	0.33%	0.20%
As Adjusted (excluding guaranteed student loans)	6.87%	7.80%	7.87%

Total Company
Interest Income
GAAP Basis			$638,086
Securitization Adjustments			947,604
Managed Basis			1,585,690
As Adjusted Adjustments			(9,248)
As Adjusted			$1,576,442

Interest Expense
GAAP Basis			$314,158
Securitization Adjustments			89,140
Managed Basis			403,298
As Adjusted Adjustments			(10,138)
As Adjusted			$393,160

Net Interest Income
GAAP Basis			$323,928
Securitization Adjustments			858,464
Managed Basis			1,182,392
As Adjusted Adjustments			890
As Adjusted			$1,183,282

Other Income
GAAP Basis	$1,253,559
Securitization Adjustments	(269,187)
Managed Basis	984,372
As Adjusted Adjustments	(434,143)
As Adjusted	$550,229

Revenue Net of Interest Expense
GAAP Basis	$1,577,487
Securitization Adjustments	589,277
Managed Basis	2,166,764
As Adjusted Adjustments	(433,253)
As Adjusted	$1,733,511

Provision for Loan Losses
GAAP Basis	$399,732
Securitization Adjustments	589,277
Managed Basis	989,009
As Adjusted Adjustments	269,252
As Adjusted	$1,258,261

Income Before Income Taxes
GAAP Basis	$570,256
As Adjusted Adjustments	(673,513)
As Adjusted	$(103,257)

Tax Expense
GAAP Basis	$217,719
As Adjusted Adjustments	(261,756)
As Adjusted	$(44,037)

Net Income
GAAP Basis	$352,537
As Adjusted Adjustments	(411,757)
As Adjusted	$(59,220)

Net Income Allocated to Common Stockholders
GAAP Basis	$330,505
As Adjusted Adjustments	(408,360)
As Adjusted	$(77,855)

Basic EPS
GAAP Basis	$0.61
Adjustments	(0.75)
As Adjusted	$(0.14)

Diluted EPS
GAAP Basis	$0.60
Adjustments	(0.74)
As Adjusted	$(0.14)

Total Assets
GAAP Basis	$46,020,987
Securitization Adjustments	26,968,289
Managed Basis	72,989,276
As Adjusted Adjustments	(5,872,917)
As Adjusted	$67,116,359

Total Equity
GAAP Basis	$8,435,547
As Adjusted Adjustments	(1,332,556)
As Adjusted	$7,102,991

Average Total Loans
GAAP Basis	$23,835,598
Securitization Adjustments	26,755,248
Managed Basis	50,590,846
As Adjusted Adjustments	(5,514)
As Adjusted	$50,585,332

Income Before Income Taxes, Direct Banking
Managed	$546,485
As Adjusted Adjustments	(673,513)
As Adjusted	$(127,028)

Net Interest Margin
GAAP Basis	5.45%
Adjustments	3.93%
As Adjusted	9.38%

Return on Loan Receivables
GAAP Basis	5.93%
Adjustments	(6.40%)
As Adjusted	(0.47%)

Interest Yield
GAAP Basis	10.25%
Adjustments	2.10%
As Adjusted	12.35%

Net Principal Charge-off Rate
GAAP Basis	7.98%
Adjustments	0.45%
As Adjusted	8.43%

Delinquency Rate (over 30 days)
GAAP Basis	4.92%
Adjustments	0.39%
As Adjusted	5.31%

Delinquency Rate (over 90 days)
GAAP Basis	2.58%
Adjustments	0.20%
As Adjusted	2.78%